Exhibit 3.2

                           LASALLE HOTEL PROPERTIES

                            ARTICLES SUPPLEMENTARY

             ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
           10 1/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES,
                           $.01 PAR VALUE PER SHARE

         LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the "Trust"), having its principal office in Bethesda, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Trustees by
Article VI Section 6.3 of the Articles of Amendment and Restatement of Declaration of Trust, dated April 24, 1998, as amended (the "Declaration of Trust"), the Trustees have duly classified and designated 4,000,000 Preferred Shares of the Trust as 10 1/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of the Trust ("Series A Preferred Shares").

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series A Preferred Shares are as follows,

10 1/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share
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         1. Designation and Number. A series of Preferred Shares, designated the "10 1/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share", is hereby established. The number of authorized Series A Preferred Shares shall be 4,000,000.

         2. Relative Seniority. The Series A Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series A Preferred Shares; (b) on a parity with all equity securities issued by the Trust, other than those equity securities referred to in clauses
(a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series A Preferred Shares in accordance with Section 6(d). The term "equity securities" shall not include convertible debt securities.

         3. Distributions.

              (a) Holders of Series A Preferred Shares shall be entitled to receive, when and as authorized by the Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of ten and one-quarter percent (10 1/4%) per annum of the Twenty-five Dollars ($25.00) per share liquidation preference of the Series A Preferred Shares (equivalent to a fixed annual amount of $2.5625 per share). Such distributions shall accumulate on a daily basis and be cumulative from (but excluding) March 6, 2002 and be payable quarterly in equal amounts in arrears on the fifteenth day of January, April, July and October of each year, beginning on April 15, 2002 (each such day being hereinafter called a "Distribution Payment Date"); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. Any distribution payable on the Series A Preferred Shares for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Trustees for the payment of distributions that is not more than 90 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").


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              (b) No distribution on the Series A Preferred Shares shall be authorized by the Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

              (c) Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Shares shall accumulate whether or not the restrictions referred to in clause (b) exist, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series A Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption as the case may be.

              (d) If any Series A Preferred Shares are outstanding, no full distributions will be authorized or paid or set apart for payment on any equity securities of the Trust of any other class or series ranking, as to distributions, on a parity with or junior to the Series A Preferred Shares unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and all other equity securities ranking on a parity, as to distributions, with the Series A Preferred Shares, all distributions authorized, paid or set apart for payment upon the Series A Preferred Shares and all other equity securities ranking on a parity, as to distributions, with the Series A Preferred Shares shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series A Preferred Share and each such other equity security shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Share and other equity security (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Shares which may be in arrears.

              (e) Except as provided in clause (d), unless full cumulative distributions on the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other equity securities of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Shares or any other equity securities of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation, nor shall any Common Shares or any other equity securities of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Trust (except by conversion into or exchange for other equity securities of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation, by redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of the Trust for officers, Trustees or employees or others performing or providing similar services, or by other redemption, purchase or acquisition of such equity securities for the purpose of preserving the Trust's status as a REIT).

              (f) Holders of Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series A Preferred Shares as described above. Any distribution payment made on the Series A Preferred Shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable.

              (g) In determining whether a distribution by dividend, redemption or other acquisition of the Trust's equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

              (h) "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

         4. Liquidation Rights.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust (referred to herein sometimes as a "liquidation"), the holders of Series A Preferred Shares then outstanding shall be entitled to receive, out of the assets of the Trust legally available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of the Trust), a liquidation preference in cash of Twenty-five Dollars ($25.00) per Series A Preferred Share, plus an amount equal to all accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares or any other equity securities of the Trust that rank junior to the Series A Preferred Shares as to liquidation rights.

              (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, the assets of the Trust are insufficient to make full payment to holders of Series A Preferred Shares and to the corresponding amounts payable on all shares of other classes or series of equity securities of the Trust ranking on a parity with the Series A Preferred Shares as to liquidation rights, then the holders of the Series A Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

              (c) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective address of such holders as the same shall appear on the share transfer records of the Trust.

              (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

              (e) None of a consolidation or merger of the Trust with or into another entity, a merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease, transfer or conveyance of all or substantially all of the Trust's property or business shall be considered a liquidation, dissolution or winding up of the Trust.

         5. Redemption

              (a) The Series A Preferred Shares are not redeemable prior to March 6, 2007. To ensure that the Trust remains qualified as a real estate investment trust ("REIT") for federal income tax purposes, however, the Series A Preferred Shares shall be subject to the provisions of Article VII of the Declaration of Trust pursuant to which Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) and the Trust shall have the right to purchase such shares, as provided in Article VII of the Declaration of Trust. On and after March 6, 2007, the Trust, at its option, upon giving notice as provided below, may redeem the Series A Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of Twenty-five Dollars ($25.00) per share, plus all accumulated and unpaid distributions on such Series A Preferred Shares to the date of such redemption (the "Redemption Right").

              (b) If fewer than all of the outstanding Series A Preferred Shares are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Shares would become a holder of a number of Series A Preferred Shares in excess of the Ownership Limit because such holder's Series A Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration of

Trust, the Trust will redeem the requisite number of Series A Preferred Shares of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

              (c) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series A Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Trust of Series A Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Series A Preferred Shares. In addition, unless full cumulative distributions on all Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series A Preferred Shares (except by conversion into or exchange for equity securities of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series A Preferred Shares for the purpose of preserving the Trust's status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.)

              (d) Immediately prior to any redemption of Series A Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before such Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

              (e) The following provisions set forth the procedures for redemption:

              (i) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

              (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series A Preferred Shares to be redeemed; (D) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (E) that distributions on the Series A Preferred Shares to be redeemed will cease to accumulate on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

              (iii) On or after the redemption date, each holder of Series A Preferred Shares to be redeemed shall present and surrender the certificates representing his Series A Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid distributions up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series A Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series A Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

              (iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all distributions on the Series A Preferred Shares designated for redemption in such notice shall cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust's share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to the redemption date) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series A Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

              (f) Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Trustees.

         6. Voting Rights.

              (a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law. In any matter in which the holders of Series A Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series A Preferred Share held by such holder. If the holders of the Series A Preferred Shares and the holders of another series of preferred shares are entitled to vote together as a single class on any matter, the holders of the Series A Preferred Shares and the holders of such other preferred shares shall each have one vote for each $25.00 of liquidation preference.

              (b) Whenever distributions on any Series A Preferred Shares shall be in arrears for six or more consecutive quarterly periods (a "Preferred Distribution Default"), the holders of Series A Preferred Shares (voting as a single class with all other equity securities upon which like voting rights have been conferred and are exercisable ("Parity Preferred Shares")) will be entitled to vote for the election of a total of two additional trustees of the Trust (each, a "Preferred Share Trustee") at a special meeting called by the holders of at least 10% of the outstanding Series A Preferred Shares or the holders of at least 10% of any other series of Parity Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Trust less than 90 days before the date fixed for the next annual or special meeting of shareholders, at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on the Series A Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

              (c) If and when all accumulated distributions and the distribution for the then current distribution period on the Series A Preferred Shares shall have been paid in full or authorized and set aside for payment in full, the holders of Series A Preferred Shares shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions and the distribution for the current distribution period have been paid in full or authorized by the Trustees and set aside for payment in full on all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

              (d) So long as any Series A Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, or reclassify any authorized equity securities of the Trust into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger or consolidation (in either case, an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series A Preferred Shares, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Shares; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series A Preferred Shares or any other class or series of equity securities, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

              (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         7. Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust at the option of holders thereof.

         8. Application of Article VII. The Series A Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust.

         SECOND: The Series A Preferred Shares have been classified and designated by the Trustees under the authority contained in the Declaration of Trust.

         THIRD: These Articles Supplementary have been approved by the Trustees in the manner and by the vote required by law.

         FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

         FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, LASALLE HOTEL PROPERTIES has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary on February 28, 2002.

WITNESS:                                      LASALLE HOTEL PROPERTIES


/s/ Hans S. Weger                             By:  /s/ Jon E. Bortz
------------------------------------             ------------------------------
Hans S. Weger                                      Jon E. Bortz
Secretary                                          President